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                                                                    EXHIBIT 99.1

                        ADVANTAGE LIFE PRODUCTS, INC.
                                 NASDAQ:ADVT

                                PRESS RELEASE

                            FOR IMMEDIATE RELEASE

         TAMPA, FLORIDA, FEBRUARY 21, 1997 - Advantage Life Products, Inc. ("Advantage Life" or the "Company") announced today that the Company and its wholly owned subsidiary Advantage Life Acquisition One, Inc.
("Advantage Life Acquisition") entered into an Agreement and Plan of Reorganization (the "Agreement") by and among Advantage Life, Advantage
Life Acquisition, Channel America Broadcasting, Inc. and its subsidiary Technology Holdings, Inc. to acquire 100% of the issued and outstanding stock of Technology Holdings, Inc.'s wholly owned subsidiary, Treasure Rockhound Ranches, Inc. ("Treasure Rockhound") for 6,000,000 shares of Advantage Life's restricted common stock, a note payable to Technology Holdings for $750,000 and Advantage Life assumed certain liabilities of Technology Holdings totaling approximately $658,000. Treasure Rockhound owns and operates RV parks and campgrounds in four Southwestern states.

         In conjunction with this Agreement Richard J. Diamond and Donald
R. Mastropietro have been nominated to the Board of Directors of Advantage and Mr. Diamond was named Chairman of the Board. All the former directors and officers of Advantage resigned in conjunction with this transaction. Mr. Diamond was also named President and Chief Executive Officer and Mr. Mastropietro was named Treasurer, Secretary, Vice President of Finance and Chief Financial Officer.

         Treasure Rockhound dba "Camper Ranch Club of America" owns and operates six RV parks and campgrounds located in Texas, New Mexico and
Arizona.   Camper Ranch Club of America's corporate offices are located in
Lakeland, Florida. Camper Ranch Club of America, established in 1973, offers its over 8,500 members unlimited year round access of the Company's private RV parks and campgrounds which are located on over sixteen thousand acres of pristine land with full recreational amenities.

         Advantage intends to immediately begin raising five million dollars in equity funding to purchase additional RV parks and campgrounds during 1997. It is also the Company's intention to have a shareholder's meeting to change its name to "Advantage Recreational Resorts, Inc." to better reflect the new business of the Company.

         Also, in conjunction with this transaction, the corporate offices of Advantage have relocated to 1509 S. Florida Ave. Suite 3, Lakeland, Florida, 33803.

         For additional information regarding Advantage Life Products, Inc. or Camper Ranch Club of America contact Advantage Life Shareholder Relations at (941) 683-6658.